Supplement dated August 18, 2005 to Prospectus Supplement dated May 27, 2005 (To Prospectus dated May 3, 2005)

$1,389,261,105 (Approximate)

Mortgage Pass-Through Certificates, Series 2005-2

Citigroup Mortgage Loan Trust Inc.

Depositor

CitiMortgage, Inc.

Master Servicer and Trust Administrator

Citibank, N.A.

Paying Agent, Certificate Registrar and Authenticating Agent

The third bullet point on page S-132 is deleted in its entirety and replaced with the following:

“Total Fee Rate equals the sum of Servicing Fee Rate and Administration Fee Rate, provided, however, that the Total Fee Rate is not increased or decreased for the step-up or step-down of the Servicing Fee Rate, where applicable; and”

The definition of “Servicing Fee Rate” on page S-168 is deleted in its entirety and replaced with the following:

“The Servicing Fee Rate on the Group I Mortgage Loans will vary from Mortgage Loan to Mortgage Loan and range from 0.250% per annum to 0.500% per annum. With respect to certain of the Group I-4 Mortgage Loans serviced by Countrywide Servicing, the Servicing Fee Rate will step-up from 0.250% to 0.3750% on the initial adjustment date. With respect to certain of the Group I-5 Mortgage Loans serviced by Countrywide Servicing, the Servicing Fee Rate will step-down from 0.500% to 0.3750% on the initial adjustment date. The Servicing Fee Rate on the Group II Mortgage Loans will be equal to 0.250% per annum.”

On pages II-1, II-2 and II-3 of the Assumed Mortgage Loan Characteristics in Annex II, the column heading entitled “Servicing Fee Rate (%)” is deleted and replaced with “Total Fee Rate (%).”

On page II-2 of the Assumed Mortgage Loan Characteristics in Annex II, under “Group I-4 Mortgage Loans,” the following footnote is added to the 20th, 22nd, and 26th through 33rd mortgage loans:

*Total Fee Rate will equal 0.3775% per annum following step-up of the Servicing Fee Rate at the Next Rate Adjustment Date.

On pages II-2 and II-3 of the Assumed Mortgage Loan Characteristics in Annex II, under “Group I-5 Mortgage Loans,” the Total Fee Rate for the 16th through 23rd mortgage loans of “0.2525000000” is replaced with “0.5025000000”.

On pages II-2 and II-3 of the Assumed Mortgage Loan Characteristics in Annex II, under “Group I-5 Mortgage Loans,” the following footnote is added to the 16th through 23rd mortgage loans:

** Total Fee Rate will equal 0.3775% per annum following step-down of the Servicing Fee Rate at the Next Rate Adjustment Date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered certificates or determined that this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Citigroup